                                                                    EXHIBIT 11.1

                                  UROCOR, INC.
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                                  (UNAUDITED)

                                                             THREE MONTHS ENDED            SIX MONTHS ENDED
                                                                  JUNE 30,                     JUNE 30,
                                                         ---------------------------  ---------------------------
                                                             1997           1996          1997           1996
                                                         -------------  ------------  -------------  ------------
Net income.............................................  $     640,328  $    467,295  $   1,841,414  $    697,934
                                                         -------------  ------------  -------------  ------------
Divided by;
  Weighted average shares outstanding(1)...............     11,076,759     9,427,284     11,108,336     8,321,159
  Plus:
  Supplemental shares(2)...............................       --             --            --             195,499
                                                         -------------  ------------  -------------  ------------
Total weighted average shares outstanding..............     11,076,759     9,427,284     11,108,336     8,516,658
                                                         -------------  ------------  -------------  ------------
Earnings per share.....................................  $         .06  $        .05  $         .17  $        .08
                                                         -------------  ------------  -------------  ------------
                                                         -------------  ------------  -------------  ------------
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(1) Convertible Preferred Stock, Class A Stock and Class B Stock are reflected on an "as if converted" basis for periods prior to the Company's initial public offering. Common Stock issuable upon exercise of outstanding options and warrants is reflected using the treasury stock method.

(2) Reflects common and common stock equivalent shares issued in the 12 months prior to the Company's initial public offering at an exercise price below the public offering price of $11.00 per share. After the first three months of 1996, such common stock equivalent shares are included in the calculation of the "weighted average shares outstanding" above.